Filed Pursuant to Rule 424(b)(3)
Reg No.: 333-286025 and
333-286025-01

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 24, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 21, 2025)

BlackRock, Inc.

Guaranteed on a senior unsecured basis by BlackRock Finance, Inc.

€     % NOTES DUE 2035

The €     aggregate principal amount of % Notes due 2035 (the “notes”) will bear interest at the rate of % per year and mature on    , 2035.

Interest on the notes is payable annually in arrears on    of each year, beginning on    , 2026.

The notes will be unsecured and unsubordinated debt obligations of BlackRock, Inc. (“BlackRock”) and will be fully and unconditionally guaranteed (the “note guarantee”), on a senior unsecured basis by BlackRock Finance, Inc., a direct wholly owned subsidiary of BlackRock (“BlackRock Finance”). The notes and the note guarantee will rank equally in right of payment with all of BlackRock and BlackRock Finance’s other unsubordinated indebtedness, respectively, from time to time outstanding.

We may redeem the notes, in whole or in part, at any time at the redemption price described under “Description of the Notes—Optional Redemption of the Notes.”

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 19 of BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement.

	Per Note		Total
Public Offering Price(1)		%	€
Underwriting Discount		%	€
Proceeds, before Expenses, to BlackRock, Inc.		%	€

(1)	Plus accrued interest from , 2025.

Interest on the notes will accrue from      , 2025.

Currently there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to monitor such listing, and we may delist the notes at any time.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of Clearstream Banking, S.A. (“Clearstream”), and Euroclear Bank, SA/NV (“Euroclear”), on or about    , 2025 which is the seventh London business day following the date of this prospectus supplement.

Joint Book-Running Managers

BNP PARIBAS	Deutsche Bank	J.P. Morgan

Prospectus Supplement dated March    , 2025

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

When used in this prospectus supplement, the terms “BlackRock,” “the Company,” “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, including BlackRock Finance, Inc., except where the context otherwise requires or as otherwise clearly indicated.

This document is in two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are offering and issuing notes and the guarantee of the notes by BlackRock Finance. The second part is the accompanying prospectus dated March 21, 2025, which contains and incorporates by reference important business and financial information about us and other information about the offering.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, BlackRock may, from time to time, sell notes in one or more offerings. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information and Incorporation By Reference” beginning on page S-46 of this prospectus supplement before investing in the notes. Generally, when we refer to the prospectus, we are referring to both parts of this document combined together with additional information described under “Where You Can Find More Information and Incorporation By Reference” on page S-46.

Before you invest in the notes, you also should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we nor any of the underwriters have authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell our notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States of America. References to “€,” “the euro” and “euros” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States, or “GAAP”.

IN CONNECTION WITH THE OFFERING OF THE NOTES, DEUTSCHE BANK AG, LONDON BRANCH (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON ITS BEHALF) MAY OVER ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES DURING THE STABILIZATION PERIOD AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION ACTION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE RELEVANT NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE COMPANY RECEIVED THE PROCEEDS OF THE ISSUE, OR

NO LATER THAN 60 DAYS AFTER THE DATE OF ALLOTMENT OF THE RELEVANT NOTES WHICHEVER IS THE EARLIER. ANY STABILIZATION ACTION OR OVER ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES AND WILL BE UNDERTAKEN AT THE OFFICES OF THE STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) AND ON THE NEW YORK STOCK EXCHANGE.

PRIIPs Regulation/Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”) or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

PRIIPs Regulation/Prohibition of Sales to United Kingdom Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

Notice to Investors in the United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

MIFID II product governance/Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

UK MIFIR product governance/Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and may contain information that is not purely historical in nature. Such information may include, among other things, projections and forecasts. There is no guarantee that any forecasts made will come to pass. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

BlackRock has previously disclosed risk factors in its SEC reports. These risk factors and those identified elsewhere in this prospectus supplement, among others, could cause actual results to differ materially from forward-looking statements or historical performance and include: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management (“AUM”); (3) the relative and absolute investment performance of BlackRock’s investment products; (4) BlackRock’s ability to develop new products and services that address client preferences; (5) the impact of increased competition; (6) the impact of recent or future acquisitions or divestitures, including the planned acquisition of HPS Investment Partners (“HPS” or the “HPS Transaction”) and the acquisitions of Global Infrastructure Management, LLC (“GIP” or the “GIP Transaction”) and Preqin Holdings Limited (and together with the HPS Transaction and the GIP Transaction, the “Transactions”); (7) BlackRock’s ability to integrate acquired businesses successfully, including the Transactions; (8) risks related to the HPS Transaction, including delays in the expected closing date of the HPS Transaction, the possibility that the HPS Transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that expected synergies and value creation from the Transactions will not be realized, or will not be realized within the expected time period; and the risk of impacts to business and operational relationships related to disruptions from the Transactions; (9) the unfavorable resolution of legal proceedings; (10) the extent and timing of any share repurchases; (11) the impact, extent and timing of technological changes and the adequacy of intellectual property, data, information and cybersecurity protection; (12) the failure to effectively manage the development and use of artificial intelligence; (13) attempts to circumvent BlackRock’s operational control environment or the potential for human error in connection with BlackRock’s operational systems; (14) the impact of legislative and regulatory actions and reforms, regulatory, supervisory or enforcement actions of government agencies and governmental scrutiny relating to BlackRock; (15) changes in law and policy and uncertainty pending any such changes; (16) any failure to effectively manage conflicts of interest; (17) damage to BlackRock’s reputation; (18) increasing focus from stakeholders regarding environmental and social-related matters; (19) geopolitical unrest, terrorist activities, civil or international hostilities, and other events outside BlackRock’s control, including wars, natural disasters and health crises, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (20) climate-related risks to BlackRock’s business, products, operations and clients; (21) the ability to attract, train and retain highly qualified professionals; (22) fluctuations in the carrying value of BlackRock’s economic investments; (23) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products, which could affect the value proposition to clients and, generally, the tax position of BlackRock; (24) BlackRock’s success in negotiating distribution arrangements and maintaining distribution channels for its products; (25) the failure by key third-party providers to fulfill their obligations to BlackRock; (26) operational, technological and regulatory risks associated with BlackRock’s major technology partnerships; (27) any disruption to the operations of third parties whose functions are integral to BlackRock’s exchange-traded funds (“ETFs”) platform; (28) the impact of BlackRock electing to provide support to its products from time to time and any potential liabilities related to securities lending or other indemnification obligations; and (29) the impact of problems, instability or failure of other financial institutions or the failure or negative performance of products offered by other financial institutions.

You should carefully read the risk factors described in “Risk Factors” including in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision.

BLACKROCK

Overview

BlackRock, Inc. (NYSE: BLK) is a leading publicly traded investment management firm with $11.6 trillion of AUM at December 31, 2024. With approximately 21,100 employees in more than 30 countries who serve clients in over 100 countries across the globe, BlackRock provides a broad range of investment management and technology services to institutional and retail clients worldwide.

BlackRock’s diverse platform of alpha-seeking active, private markets, index and cash management investment strategies across asset classes enables the Company to offer choice and tailor investment and asset allocation solutions for clients. Product offerings include single- and multi-asset portfolios investing in equities, fixed income, private markets, liquid alternatives and money market instruments. Products are offered directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® ETFs, separate accounts, collective trust funds and other pooled investment vehicles. BlackRock also offers technology services, including the investment and risk management technology platform, Aladdin®, Aladdin WealthTM, eFront®, and Cachematrix®, as well as advisory services and solutions to a broad base of institutional and wealth management clients. BlackRock is highly regulated and manages its clients’ assets as a fiduciary. BlackRock does not engage in proprietary trading activities that could conflict with the interests of its clients.

BlackRock serves a diverse mix of institutional and retail clients across the globe. Clients include tax-exempt institutions, such as defined benefit and defined contribution pension plans, charities, foundations and endowments; official institutions, such as central banks, sovereign wealth funds, supranationals and other government entities; taxable institutions, including insurance companies, financial institutions, corporations and third-party fund sponsors, and retail intermediaries.

BlackRock maintains a significant global sales and marketing presence that is focused on establishing and maintaining retail and institutional investment management and technology service relationships by marketing its services to investors directly and through third-party distribution relationships, including financial professionals and pension consultants.

On December 3, 2024, BlackRock announced that it had entered into a definitive agreement to acquire 100% of the business and assets of HPS, a leading global credit investment manager. HPS is expected to generate post-tax fee related earnings of approximately $360 million in 2025 based on HPS management estimates. The HPS Transaction is currently expected to close in mid-2025, subject to regulatory approvals and customary closing conditions.

Business Description

Retail

BlackRock serves retail investors globally through a wide array of products across the investment spectrum, including separate accounts, open-end and closed-end funds, unit trusts and private investment funds. Retail investors are served principally through intermediaries, including broker-dealers, banks, trust companies, insurance companies and independent financial advisors. Technology solutions, digital distribution tools and a shift toward portfolio construction are increasing the number of financial advisors and end-retail investors using BlackRock products.

At December 31, 2024, long-term assets managed for retail investors totaled over $1.0 trillion, or 10% of long-term AUM and 28% of full year long-term investment advisory and administration fees (collectively “base fees”) and securities lending revenue. At that date, our Retail product mix included 50% of long-term AUM in equities, 31% in fixed income, 15% in multi-asset class and 4% in alternatives, primarily invested in actively managed products. The retail client base is diversified geographically, with 70% of long-term AUM managed for investors based in the Americas, 25% in EMEA and 5% in Asia-Pacific at year-end 2024.

ETFs

BlackRock is the leading ETF provider in the world with $4.2 trillion of iShares ETF AUM as of December 31, 2024. BlackRock generated ETF net inflows of $390 billion in 2024. BlackRock offers both index-tracking ETFs, which seek to replicate the performance of a specific index, and active ETFs. Active ETFs are managed by professional portfolio managers who actively select and adjust the fund’s holdings in an effort to outperform the market, deliver a specific outcome or gain exposure to hard-to-index markets. ETFs represented 40% of long-term AUM at December 31, 2024 and 45% of long-term base fees and securities lending revenue for 2024.

Institutional

BlackRock serves institutional investors on six continents in sub-categories including: pensions, endowments and foundations, official institutions, and financial institutions; institutional AUM is diversified across product and region.

Long-term assets managed for institutional investors totaled $5.4 trillion, or 50% of total long-term AUM and 27% of full year long-term base fees at December 31, 2024. BlackRock’s institutional AUM is diversified by product with 50% of long-term AUM in equities, 30% in fixed income, 15% in multi-asset class and 5% in alternatives. Institutional AUM is further diversified by investment style, with 40% of client assets in active strategies and 60% of client assets in index strategies.

Technology Services

BlackRock offers investment management technology systems, risk management services, and wealth management and digital distribution tools on a fee basis. Aladdin is our proprietary technology platform, providing an end-to-end, SaaS solution for investment and risk management for both BlackRock and a growing number of institutional and retail investors around the world. BlackRock offers risk reporting capabilities via Aladdin Risk, as well as investment accounting capabilities. Aladdin Provider is a tool used by asset servicers, connecting them to the platform used by asset managers and owners to add operational efficiency. In 2019, BlackRock acquired eFront, a leading end-to-end alternative investment management software and solutions provider to enable clients to manage portfolios and risk across public and private asset classes on a single platform. eFront is offered to clients both as a standalone offering and as part of an integrated “Whole Portfolio” solution that provides transparency across clients’ public and private assets. Through our Cachematrix platform, BlackRock is also a leading provider of financial technology which simplifies the cash management process for banks and their corporate clients in a streamlined, open-architecture platform.

BlackRock offers a number of wealth management technology tools offering personalized digital advice, portfolio construction capabilities and risk analytics for retail distributors. These tools include Aladdin Wealth, which provides wealth management firms and their financial professionals with institutional-quality business management, portfolio construction, modeling and risk analytics capabilities.

In addition, BlackRock has made minority investments in financial technology and digital distribution providers, data and whole portfolio capabilities including Securitize, Upvest, Avaloq, Human Interest, Circle, Clarity AI, Envestnet, Acorns, Scalable Capital and iCapital.

Cash Management and Securities Lending

BlackRock offers a variety of cash management mandates to clients around the world. Cash management products include taxable and tax-exempt money market funds, short-term investment funds and customized separate accounts.

Securities lending is managed by a dedicated team, supported by quantitative analysis, proprietary technology and disciplined risk management. BlackRock receives both cash (primarily for U.S. domiciled portfolios) and noncash collateral under securities lending arrangements. The cash management team invests the cash received as collateral for securities on loan in other portfolios. Fees for securities lending for U.S. domiciled portfolios can be structured as a share of earnings, or as a management fee based on a percentage of the value of the cash collateral or both. The value of the securities on loan and the revenue earned are captured in the corresponding asset class being managed. The value of the collateral is not included in AUM.

Ownership

BlackRock is an independent, publicly traded company, with no single majority shareholder and over 80% of its Board of Directors consisting of independent directors.

AUM by Product Type

	December 31,
	2024	2023
(in millions)	(unaudited)
Equity	$6,310,191	$5,293,344
Fixed income	2,905,669	2,804,026
Multi-asset	992,921	870,804
Alternatives	421,807	275,984

Long-term	10,630,588	9,244,158

Cash management	920,663	764,837

Total	$11,551,251	$10,008,995

BlackRock’s principal executive office is located at 50 Hudson Yards, New York, New York 10001. BlackRock’s telephone number is (212) 810-5800.

CAPITAL STRUCTURE

The following is an abbreviated illustration of our current capital structure:

Shareholders
BlackRock, Inc.
- Notes offered hereby
- 4.60% Notes due 2027, 4.70% Notes due 2029, 5.00% Notes due 2034, 4.90% Notes due 2035, 5.25% Notes due 2054 and 5.35% Notes due 2055 (referred to herein as the BlackRock Notes)
- Credit Facility
- Commercial Paper
- Guarantees of BlackRock Finance Notes
GIP and subsidiaries
BlackRock Finance, Inc.
- 1.25% Notes due 2025, 3.20% Notes due 2027, 3.25% Notes due 2029, 2.40% Notes due 2030, 1.90% Notes due 2031, 2.10% Notes due 2032 and 4.75% Notes due 2033 (referred to herein as the BlackRock Finance Notes)
- Guarantees of:
• Notes offered hereby
• BlackRock Notes
• Credit Facility
• Commercial paper
BlackRock Subsidiaries

The Offering

Issuer	BlackRock, Inc.

Guarantor	BlackRock Finance, Inc.

Securities Offered	€ aggregate principal amount of % Notes due 2035.

Maturity Date	, 2035.

Interest Rate	% per annum.

Interest Payment Dates	of each year, beginning , 2026.

Currency of Payments	Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars as described under “Description of the Notes—Issuance in Euros; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.

Optional Redemption of the Notes	At our option, we may redeem the notes, in whole or in part, at any time and from time to time, prior to , 2035 (three months prior to the maturity date for the notes) (the “Par Call Date”) at a “make-whole” redemption price. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes—Optional Redemption of the Notes.”

Redemption for Tax Reasons	We may redeem, in whole, but not in part the notes in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts. The redemption price equal to 100% of the principal amount, plus accrued and unpaid interest on the notes to be redeemed, to, but excluding, the date of redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Priority	The notes and the note guarantee will be unsecured and unsubordinated obligations of BlackRock and BlackRock Finance, respectively, and will rank equal in right of payment with each other and with all of BlackRock and BlackRock Finance’s existing and future unsubordinated indebtedness. We are a holding company and, accordingly, substantially all of our operations are conducted through our other subsidiaries. As a result, our debt and our guarantee obligations are “structurally subordinated” to all existing and future debt, trade creditors and other liabilities of our other subsidiaries. Thus, our rights as a creditor would be effectively junior to any security interest in the assets of such other subsidiaries and any indebtedness of such subsidiaries senior to that held by us. Our rights, and the rights of our creditors, to participate in any distribution of assets of any other subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of December 31, 2024, we had outstanding an aggregate carrying value of $12.3 billion of unsecured long-term indebtedness and no short-term indebtedness.

Note Guarantees	BlackRock Finance will fully and unconditionally guarantee the payment of all of our obligations under the notes offered hereby pursuant to the note guarantee. If we default in the payment of the principal of, or premium, if any, or interest on, such notes when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such notes, BlackRock Finance shall be required to promptly and fully make such payment.

The note guarantee will be automatically and unconditionally released and discharged, and BlackRock Finance will be released from all obligations under the indenture in its capacity as guarantor, in certain circumstances, including if the aggregate principal amount of all of the outstanding BlackRock Finance Notes (as defined under “Description of the Notes—Guarantee of Notes”) at any time is less than $1.0 billion. See “Description of the Notes—Guarantee of Notes” for additional information about the circumstances under which the note guarantee may be released with respect to the notes.

Covenants	The indenture will include requirements that must be met if we or BlackRock Finance consolidate or merge with, or sell all or substantially all of our assets to, another entity.

Additional Notes

From time to time, without the consent of the holders of the notes, we may issue additional debt securities having the same priority and the same interest rate, maturity and other terms (except for the issue date, public offering price, and, in some cases, the first interest payment date and the initial interest accrual date) as the notes. Any such additional debt securities will constitute a single series of debt securities under the indenture with the previously issued notes;

provided that if the additional debt securities are not fungible with the notes for U.S. federal income tax purposes, such additional debt securities will be issued with a separate CUSIP, ISIN or other identifying number.

Payment of Additional Amounts	We will pay additional amounts on the notes to each holder that is not a United States person (as defined under “Description of the Notes—Payment of Additional Amounts”) in respect of withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States.

Use of Proceeds	The net proceeds from this offering will be € after deducting the underwriting discount and before deducting other estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of any or all of our outstanding 1.25% Notes due 2025. See “Use of Proceeds” in this prospectus supplement.

Denominations and Form	The notes will be issued in the form of one or more fully registered global notes and will be deposited with a common depositary for, and in respect of interests held through Euroclear and Clearstream. Except as described under “Description of the Notes—Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered to be holders of notes under the indenture. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Conflicts of Interest	Certain of the underwriters or their affiliates hold some of our outstanding 1.25% Notes due 2025, which we may repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds of this offering, and, in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). Accordingly, this offering is being made in compliance with FINRA Rule 5121 and no underwriter with a conflict of interest under FINRA Rule 5121 will make sales in this offering to any discretionary account without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering because the notes are “investment grade rated” (as defined in FINRA Rule 5121). See the “Underwriting—Conflicts of Interest” section of this prospectus supplement for more information.

Risk Factors

Investing in the notes involves substantial risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 19 of our Annual Report on

Form 10-K for the year ended December 31, 2024, which is incorporated by reference herein, for a description of certain risks that you should consider before investing in the notes.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Applicable Law	The indenture and the notes will be governed by and construed in accordance with the law of the State of New York.

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon.

Paying Agent	The Bank of New York Mellon, London Branch

CUSIP

ISIN

Common Code

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents that BlackRock subsequently files with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below, and in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2024, are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer.

Risks Related to the Offering

Our indebtedness could limit cash flow available for our operations, could adversely affect our ability to service debt or obtain additional financing if necessary, or reduce our flexibility in planning for, or reacting to, changes in the market.

As of December 31, 2024, we had outstanding an aggregate carrying value of $12.3 billion of unsecured long-term indebtedness. Our indebtedness could limit our flexibility in planning for, or reacting to, changes in the market in which we compete. Although we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service, capital expenditures and cash dividend payments, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt.

The notes and the note guarantee are obligations of BlackRock and BlackRock Finance, respectively, and not of our other subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of such other subsidiaries’ creditors.

The notes are not guaranteed by any other subsidiary of BlackRock or BlackRock Finance. As a result, liabilities, including indebtedness or guarantees of indebtedness, of such subsidiaries will be structurally senior to the indebtedness represented by the notes and the note guarantee, respectively, to the extent of such subsidiary’s assets. In addition, the indenture governing the notes will not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our other subsidiaries.

The notes and the note guarantee will be effectively junior to secured indebtedness that BlackRock or BlackRock Finance may issue in the future.

The notes and the note guarantee are unsecured. Holders of any secured debt that BlackRock or BlackRock Finance, respectively, may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes and the note guarantee. Holders of BlackRock’s and BlackRock Finance’s secured debt also would have priority over unsecured creditors in the event of the bankruptcy, liquidation or similar proceeding of BlackRock or BlackRock Finance, as applicable. As a result, the notes and the note guarantee will be effectively junior to any secured debt that BlackRock and BlackRock Finance, respectively, may issue in the future.

An active trading market for the notes may not develop, which could limit their market price or your ability to sell them.

The notes are a new issue of securities for which there is currently no public trading market. We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Holders of the notes will receive payments in euros.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to the notes into U.S. dollars or any other currency.

Holders of the notes may be subject to the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls, relating to the euro.

The initial investors in the notes will be required to pay for the notes in euros. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euros or in converting other currencies into euros to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

In addition, if one or more member states of the European Monetary Union were to withdraw from the European Monetary Union and cease to use the euro as their currency, the value of the euro could be materially adversely affected.

We have no control over a number of factors affecting the notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of the governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic volatility and the actions taken or to be taken by various national governments in response to the volatility could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euros and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states (a “Member State”) may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euros at the time of payment of principal of, interest on, or any redemption or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros.

We will pay the principal of and interest on each note to the registered holder in euros in immediately available funds; provided that, if on or after the issuance of the notes, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board at the close of business on the second business day prior to the relevant payment date or, in the event that the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then-most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture and the notes will be governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars will depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing system is subject to minimum denomination requirements.

The notes will be issued with a minimum denomination of €100,000 and multiple of €1,000 in excess of €100,000. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess of €100,000, as applicable, in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The notes will initially be held in book-entry form and therefore investors must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

The notes will initially only be issued in global certificated form and held through Euroclear and Clearstream. Interests in the global notes (as such term is defined in “Description of the Notes—Global Settlement and Clearance”) will trade in book-entry form only. Unless and until the notes in definitive registered form are issued in exchange for book-entry interests, owners of book-entry interests will not be considered owners or holders of the notes. The common depositary (or its nominee) for the accounts of Euroclear and Clearstream will be the registered holder of the global notes. Payments in respect of the global notes representing the notes (including principal, premium, interest and additional amounts, if any) will be made to the paying agent. The paying agent will then make such payments to the common depositary (or its nominee) for Euroclear and Clearstream. The common depositary (or its nominee) will in turn distribute such payments to participants in accordance with its procedures. After payment to the common depositary (or its nominee), we, the trustee and the paying agent will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of Euroclear or Clearstream, as applicable, and if you are not a participant in Euroclear or Clearstream, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of notes under the indenture. See “Description of the Notes—Global Settlement and Clearance.” Payments in respect of the global notes representing the notes (including principal, premium, interest and additional amounts, if any) will be made to the paying agent one business day prior to the date such payment is due.

Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear or Clearstream or, if applicable, a participant. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any request actions on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, unless and until notes in definitive registered form are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through Euroclear or Clearstream. We, the trustee and the paying agent cannot assure you that the procedures to be implemented through Euroclear or Clearstream will be adequate to ensure the timely exercise of rights under the notes. See “Description of the Notes—Global Settlement and Clearance.”

BLACKROCK’S SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected consolidated historical income statement data for the years ended December 31, 2024, 2023 and 2022, and the selected consolidated historical balance sheet data as of December 31, 2024 and 2023, presented below have been derived from BlackRock’s audited consolidated financial statements. Historical results are not necessarily indicative of results to be expected for any future period. All financial data presented in this prospectus supplement has been prepared in accordance with United States generally accepted accounting principles.

On October 1, 2024, we completed the GIP Transaction. As a result of the closing of the GIP Transaction, (1) BlackRock, Inc. (formerly known as BlackRock Funding, Inc.) (“New BlackRock”) became the ultimate parent company of BlackRock Finance, Inc. (formerly known as BlackRock, Inc.) (“Old BlackRock”), GIP and their respective subsidiaries and (2) each share of common stock, $0.01 par value, of Old BlackRock issued and outstanding immediately prior to the closing of the GIP Transaction was converted automatically into one share of common stock, $0.01 par value, of New BlackRock. New BlackRock also changed its name from “BlackRock Funding, Inc.” to “BlackRock, Inc.” and Old BlackRock changed its name from “BlackRock, Inc.” to “BlackRock Finance, Inc.” In addition, New BlackRock became the publicly listed company and retained the ticker symbol “BLK”. References herein to BlackRock or the Company for any period (1) prior to the closing of the GIP Transaction on October 1, 2024 refer to Old BlackRock and (2) thereafter refer to New BlackRock.

This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement.

	Year Ended December 31,
	2024	2023	2022
(in millions)	(audited)
Income statement data:
Revenue
Investment advisory, administrative fees, and securities lending revenue	$16,100	$14,399	$14,451
Investment advisory performance fees	1,207	554	514
Technology services revenue	1,603	1,485	1,364
Distribution fees	1,273	1,262	1,381
Advisory and other revenue	224	159	163

Total revenue	20,407	17,859	17,873

Expense
Employee compensation and benefits	6,546	5,779	5,681
Sales, asset and account expense(1)
Distribution and servicing costs	2,171	2,051	2,179
Direct fund expense	1,464	1,331	1,226
Sub-advisory and other(1)	140	116	103

Total sales, asset and account expense	3,775	3,498	3,508
General and administration expense(1)	2,221	2,095	2,057
Restructuring charge		61	91

Amortization and impairment of intangible assets	291	151	151

Total expense	12,833	11,584	11,488

	Year Ended December 31,
	2024	2023	2022
(in millions)	(audited)
Operating income	7,574	6,275	6,385
Total nonoperating income (expense)	721	880	(95)
Income before income taxes	8,295	7,155	6,290
Income tax expense	1,783	1,479	1,296

Net income	6,512	5,676	4,994
Less: net income (loss) attributable to noncontrolling interests	143	174	(184)

Net income attributable to BlackRock, Inc.	$6,369	$5,502	$5,178

(1)

Beginning in the first quarter of 2024, BlackRock updated the presentation of its expense line items within the consolidated statements of income by including a new “sales, asset, and account expense” income statement caption, which is comprised of distribution and servicing costs, direct fund expense, and sub-advisory and other sales, asset, and account-based expense. Sub-advisory and other expense was previously reported within general and administration expense. Management believes the inclusion of this new sales, asset, and account expense caption provides both management and investors useful disclosure of BlackRock’s variable, non-compensation, sales, asset, and account-based expense over time. BlackRock recast its 2023 and 2022 expense line items to conform to this new presentation.

	December 31,
	2024	2023
(in millions)	(audited)
Balance sheet data:
Cash and cash equivalents(1)	$12,762	$8,736
Investments(1)	$9,769	$9,740
Goodwill and intangible assets, net	$46,692	$33,782
Total assets(2)	$138,615	$123,211
Borrowings	$12,314	$7,918
Total liabilities(2)	$89,260	$81,971

(unaudited)
Assets under management:
Total assets under management	$11,551,251	$10,008,995

(1)

At December 31, 2024, cash and cash equivalents and investments, include $125 million and $5.1 billion, respectively, related to consolidated variable interest entities (“VIEs”). At December 31, 2023, cash and cash equivalents and investments, include $234 million and $5.0 billion, respectively, related to consolidated VIEs.

(2)

Includes separate account assets that are segregated funds held for purposes of funding individual and group pension contracts and collateral held under securities lending agreements related to these assets that have equal and offsetting amounts recorded in liabilities and ultimately do not impact BlackRock’s stockholders’ equity or cash flows.

CURRENCY CONVERSION

All payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us and so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

Investors will be subject to foreign exchange risks as to payments of principal and interest, including payments made upon any redemption of the notes, that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Unless otherwise specified, the euro / U.S. dollar rate of exchange with respect to the notes used in this prospectus supplement is €1.00 = $    , as of noon, New York City time on    , 2025, on the Bloomberg page “BFIX.”

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately €     million, after deducting the underwriting discount and before deducting other estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of any or all of our outstanding 1.25% Notes due 2025. This prospectus supplement does not constitute a notice of redemption with respect to our outstanding 1.250% Notes due 2025 nor an obligation to issue a notice of redemption for such notes or any other outstanding series of notes. Any such notice, if given, will only be given in accordance with the provisions of such notes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2024 (1) on a historical basis and (2) as adjusted to give effect to this offering. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our audited condensed consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement.

	December 31, 2024
(in millions, except shares data)	Actual	As Adjusted
Cash and cash equivalents(1)	$12,762	$

Long-term borrowings:(2)
1.250% Notes due 2025(3)	725		725
3.200% Notes due 2027(3)	698		698
4.600% Notes due 2027	797		797
3.250% Notes due 2029(3)	993		993
4.700% Notes due 2029	497		497
2.400% Notes due 2030(3)	997		997
1.900% Notes due 2031(3)	1,243		1,243
2.100% Notes due 2032(3)	989		989
4.750% Notes due 2033(3)	1,233		1,233
5.000% Notes due 2034	993		993
4.900% Notes due 2035	495		495
5.250% Notes due 2054	1,468		1,468
5.350% Notes due 2055	1,186		1,186
% Notes due 2035 offered hereby(4)	—

Total long-term borrowings	12,314
Stockholders’ equity:
Common stock, $0.01 par value:
500,000,000 shares authorized; 155,318,170 issued and 154,947,813 outstanding on an actual basis and on an as adjusted basis	2		2
Additional paid-in capital	13,446		13,446
Retained earnings	35,611		35,611
Accumulated other comprehensive loss	(1,178)		(1,178)
Treasury stock, common, at cost (370,357 shares)	(386)		(386)

Total BlackRock, Inc. stockholders’ equity	47,495		47,495

Total capitalization	$59,809	$

(1)

We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of any or all of our outstanding 1.25% Notes due 2025. Any such repayment is not reflected in the As Adjusted column of the above table.

(2)	Reflects the carrying value, which is net of unamortized discount and debt issuance costs, and is determined using EUR/USD foreign exchange rate at December 31, 2024.
(3)	Issued by BlackRock Finance and guaranteed by BlackRock.
(4)	The notes offered hereby will be issued by BlackRock and guaranteed by BlackRock Finance, subject to their terms.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. Reference should be made to the accompanying prospectus under the caption “Description of Debt Securities” for a detailed summary of additional provisions of the notes, the Guarantee (as defined herein) and the indenture, to be dated as of    , 2025, among BlackRock, BlackRock Finance and The Bank of New York Mellon, as trustee, which we refer to in this prospectus supplement as the “base indenture” (a form of which is filed as an exhibit to the registration statement of which this prospectus supplement forms a part), as supplemented by the first supplemental indenture, to be dated as of    , 2025, among BlackRock, BlackRock Finance, the trustee and The Bank of New York Mellon, London Branch, as paying agent, which we refer to as the “first supplemental indenture.” When we refer to the “indenture,” we mean the base indenture, as supplemented by the first supplemental indenture. The following description is a summary of selected portions of the base indenture and the first supplemental indenture. It does not restate the base indenture or the first supplemental indenture, and those documents, not this description, define your rights as a holder of the notes. If the description of the notes in this prospectus supplement differs from the description of debt securities in the accompanying prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the accompanying prospectus.

References in this “Description of the Notes” section to “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, including BlackRock Finance, Inc. References to “BlackRock” refer to BlackRock, Inc. and its successors, as the issuer of the notes offered hereby. References to “BlackRock Finance” refer to BlackRock Finance, Inc. and its successors, as the guarantor of the notes offered hereby.

General

The notes will initially be limited to €    in aggregate principal amount. The notes will be issued in fully registered form only, in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will mature on    , 2035.

The notes will be issued as a separate series of senior debt securities under the indenture. The indenture will not limit the amount of other debt that we may incur. BlackRock may, from time to time, without the consent of the holders of the notes, issue other debt securities under the indenture in addition to the notes. BlackRock may also, from time to time, without the consent of the holders of the notes, issue additional debt securities having the same priority and the same interest rate, maturity and other terms (except for the issue date, public offering price and, in some cases, the first interest payment date and the initial interest accrual date) as the notes. Any such additional debt securities, together with the previously issued notes, will constitute a single series of debt securities under the indenture, provided that if the additional debt securities are not fungible with the notes of such series for U.S. federal income tax purposes, such additional debt securities will be issued with a separate CUSIP, ISIN or other identifying number.

The notes will bear interest from    , 2025, at the annual rate of %. Interest on the notes will be payable annually in arrears on    of each year, commencing    , 2026 to the persons in whose names the notes are registered at the close of business on the immediately preceding     (whether or not a business day), subject to certain exceptions. Interest on the notes will be computed by us, on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or from and including    , 2025 if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest will accrue as a result of such delay. The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.

The notes will be unsecured and unsubordinated obligations of BlackRock and will rank equal in right of payment to each other and to all of BlackRock’s other unsubordinated indebtedness.

The notes do not provide for any sinking fund.

Guarantee of Notes

BlackRock Finance will fully and unconditionally guarantee the payment of the notes offered hereby pursuant to a guarantee (the “Guarantee”) to be included in the indenture governing the notes. If BlackRock defaults in the payment of the principal of, or premium, if any, or interest on, such notes when and as the same shall become due, whether upon maturity, acceleration, or otherwise, without the necessity of action by the trustee or any holder of such notes, BlackRock Finance shall be required to promptly and fully make such payment.

Except as provided below, BlackRock Finance’s guarantee will be a continuing guarantee and will inure to the benefit of and be enforceable by the trustee, the holders of the notes and their successors, transferees and assigns.

Anything to the contrary notwithstanding, the Guarantee will be automatically and unconditionally released and discharged, and BlackRock Finance will be released from all obligations under the indenture in its capacity as guarantor, and no further action of BlackRock, BlackRock Finance or the trustee will be required for the release of the Guarantee:

•

upon any sale, exchange or transfer (by merger, amalgamation, consolidation, business combination or otherwise) of (x) the capital stock of BlackRock Finance, after which BlackRock Finance is no longer a subsidiary of BlackRock or (y) all or substantially all the assets of BlackRock Finance (other than a sale, exchange or transfer to BlackRock or a subsidiary of BlackRock), in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the indenture to the extent required to be satisfied as of the date of the transaction;

•

upon BlackRock or BlackRock Finance consolidating with, merging into or transferring all of its properties or assets to BlackRock Finance or BlackRock, as applicable, and as a result of, or in connection with, such transaction BlackRock or BlackRock Finance, as applicable, dissolves or otherwise ceases to exist;

•

upon the exercise by BlackRock of its defeasance option, or the discharge of BlackRock’s and BlackRock Finance’s obligations under the indenture, in each case, as described under the heading “—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus; or

•	if the aggregate principal amount of all of the outstanding BlackRock Finance Notes (as defined herein) at any time is less than $1.0 billion.

The Guarantee will not be subject to release or revocation otherwise than as set forth above and as set forth in the accompanying prospectus under the caption “Description of Debt Securities—Modification of Indenture.”

For purposes of the foregoing discussion, the following definition applies:

“BlackRock Finance Notes” means as of any time of determination, the (i) 1.250% Notes due 2025, (ii) 3.200% Notes due 2027, (iii) 3.250% Notes due 2029, (iv) 2.400% Notes due 2030, (v) 1.900% Notes due 2031, (vi) 2.10% Notes due 2032 and (vii) the 4.750% Notes due 2033, in each case, previously issued by BlackRock Finance, and outstanding as of such time. BlackRock currently guarantees the BlackRock Finance Notes.

Issuance in Euros; Payment on the Notes

Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments on the notes that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Paying Agent and Registrar

The Bank of New York Mellon, London Branch, will initially act as paying agent for the notes. The Bank of New York Mellon, will initially act as security registrar for the notes. Upon notice to the trustee, we may change any paying agent or security registrar.

Optional Redemption of the Notes

At its option, BlackRock may redeem the notes, in whole, at any time, or in part, from time to time, prior to    , 2035 (three months prior to the maturity date for the notes) (the “Par Call Date”) at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate described below plus    basis points, plus, in each case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption. BlackRock will calculate the redemption price.

On or after the Par Call Date, BlackRock may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Comparable Government Bond Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, calculated in accordance with customary financial practice in pricing new issues of comparable corporate debt securities paying interest on an annual basis (ACTUAL/ACTUAL (ICMA)) of the Comparable Government Bond (as defined herein), assuming a price for the Comparable Government Bond (expressed as a percentage of its principal amount) equal to the Comparable Government Bond Price for such redemption date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, the German government bond (Bundesanleihe) selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Government Bond Dealers selected by us.

“Comparable Government Bond Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Government Bond Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Government Bond Dealer Quotations, or (2) if we obtain fewer than four such Reference Government Bond Dealer Quotations, the arithmetic average of all such quotations.

“Reference Government Bond Dealer Quotations” means, with respect to each Reference Government Bond Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Government Bond (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Government Bond Dealer at 11:00 a.m., Central European Time (CET), on the third business day preceding such redemption date.

“Reference Government Bond Dealer” means each of (i) BNP PARIBAS, Deutsche Bank AG, London Branch and J.P. Morgan Securities plc or any of their affiliates that are primary European government securities dealers, and their respective successors; provided that if any of the foregoing or any of their affiliates shall cease to be a primary European government securities dealer (“Primary Dealer”), we shall substitute therefor another Primary Dealer and (ii) two other Primary Dealers selected by us.

BlackRock’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. BlackRock will notify the trustee of the redemption price promptly after the calculation thereof and the trustee shall have no duty to determine, or verify the calculation of, the redemption price.

Notice of any redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed by such method that the trustee deems fair and appropriate; provided that if the notes are represented by one or more global securities, beneficial interests therein will be selected for redemption by Clearstream and Euroclear in accordance with their respective applicable procedures therefor; and provided, further, that no notes of a principal amount of €100,000 or less will be redeemed in part.

Any notice of redemption may, at BlackRock’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at BlackRock’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the notice of redemption was given) as any or all such conditions shall be satisfied (or waived by BlackRock in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption so delayed.

The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “—Redemption for Tax Reasons.”

Unless BlackRock defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Priority

The notes and the Guarantee are obligations of BlackRock and BlackRock Finance, respectively, and not of their other subsidiaries. BlackRock is currently a holding company and, accordingly, substantially all of our operations are, or will be, conducted through our subsidiaries. As a result, our cash flow and ability to service debt, including the notes, depends upon the earnings of our subsidiaries. In addition, BlackRock and BlackRock Finance depend, or will depend, on the distribution of earnings, loans or other payments by their respective subsidiaries.

The other subsidiaries of BlackRock and BlackRock Finance are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide BlackRock or BlackRock Finance, as applicable, with funds for their payment obligations. In addition, any payment of dividends, distributions, loans or advances by BlackRock’s or BlackRock Finance’s subsidiaries to BlackRock or BlackRock Finance, as applicable, could be subject to statutory or contractual restrictions. Payments due to BlackRock or BlackRock Finance by their respective subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations.

The right of BlackRock or BlackRock Finance to receive any assets of any of their respective subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the notes are unsecured. Thus, even if BlackRock or BlackRock Finance were a creditor of any of their subsidiaries, their rights as a creditor would be effectively junior to any security interest in the assets of such subsidiaries and any indebtedness of such subsidiaries senior to that held by BlackRock or BlackRock Finance.

Payment of Additional Amounts

BlackRock will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by BlackRock or a paying agent of the principal, premium and interest with respect to the notes to a holder that is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

1.

to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

a.

being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b.

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder”, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, of us; or

e.

being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2.

to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by BlackRock or a paying agent from the payment;

5.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

6.

to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

7.

to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

8.

any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

9.	any tax, assessment or other governmental charge imposed by reason of the failure of the beneficial owner to fulfill the statement requirements of Section 871(h) or Section 881(c) of the Code; or

10.	any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

11.	in the case of any combination of items (1) through (10).

Except as specifically provided under this heading “—Payment of Additional Amounts,” BlackRock will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after the date of this prospectus supplement, BlackRock becomes or, based upon a written opinion of independent counsel selected by BlackRock, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then BlackRock may at any time at its option redeem, in whole, but not in part, the notes on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption.

Discharge, Defeasance and Covenant Defeasance

The provisions of the indenture described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus apply to the notes.

However, any reference to “money and/or government obligations” shall refer to “money (in euros) and Federal Republic of Germany obligations.” “Federal Republic of Germany obligations” means (1) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

Book-Entry System; Delivery and Form

We have obtained the information in this section concerning Euroclear and Clearstream and their book-entry systems and procedures from sources we believe to be reliable. The description of the clearing systems in this section reflects our understanding of the rules and procedures of Euroclear and Clearstream as they are currently in effect. Those systems could change their rules and procedures at any time.

Global Clearance and Settlement

The notes will be issued in the form of one or more fully registered global notes (the “global notes”) and will be deposited with a common depositary for, and in respect of interests held through, Euroclear Bank SA/ NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be held in denominations of €100,000 and additional multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by BlackRock or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if BlackRock requests any action of holders or a beneficial owner desires to give or take any action a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.

Persons that are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the notes represented by the global note under the indenture and the global note.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.A. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by its depositary.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global notes.

The Euroclear Operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.

Distributions with respect to the notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, premium and interest in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of BlackRock, BlackRock Finance, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium and interest with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Euroclear and Clearstream, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Brussels or Luxembourg, depending on whether Euroclear or Clearstream is used.

Euroclear or Clearstream will credit payments to the cash accounts of Euroclear Participants or Clearstream Customers, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. The Euroclear Operator or Clearstream, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear Participant or Clearstream Customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

•

the depositary for the notes (A) notifies BlackRock that it is unwilling or unable to continue as depositary for the global notes or (B) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and, in each case, a successor depositary is not appointed for 90 days;

•	BlackRock, at its option, notifies the trustee in writing that we elect to cause the issuance of certificated notes; or

•	there has occurred and is continuing an Event of Default (as defined in the indenture) with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the office of the paying agent maintained for such purpose) or, with respect to payments of interest, at BlackRock’s option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes, provided that all payments of interest on notes in certificated form, for which the holders thereof have given wire transfer instructions to the paying agent at least 15 calendar days prior to the applicable interest payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes. This summary is based on the Code, U.S. Treasury Regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This summary does not address specific tax consequences to particular persons in light of their individual circumstances, such as insurance companies, banks or other financial institutions, broker-dealers, tax-exempt organizations, regulated investment companies, persons holding the notes as part of a straddle, hedge, conversion transaction or other integrated investment, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) and their partners, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens and former long-term residents of the United States. In addition, this summary does not address any aspects of the Medicare contribution tax on net investment income, alternative minimum taxes, U.S. federal estate or gift tax considerations, state, local, or foreign tax laws or special timing rules prescribed under section 451(b) of the Code. This summary deals only with notes held as capital assets (generally, assets held for investment) by a holder that acquires the notes upon original issuance at their initial offering price.

Prospective purchasers of the notes should consult their tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of other U.S. federal tax laws and state, local and foreign tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes who, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States, (2) a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, or any state thereof or the District of Columbia, (3) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (4) a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the notes, the treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of the notes that is a partnership and partners in such partnership should consult their tax advisors as to the tax consequences to them of purchasing, owning and disposing of the notes.

Consequences to U.S. Holders

Payments of Interest

A U.S. Holder that uses the cash method of tax accounting will be required to include in ordinary income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received; see “—Transactions in Euros,” below). It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount.

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•

at such U.S. Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period or taxable year.

Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but will generally not be treated as an adjustment to interest income received on the notes.

Disposition

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. Holder’s adjusted tax basis in the note.

Subject to the discussion below regarding notes that are traded on an established securities market, the adjusted tax basis of a note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase, and the amount realized by a U.S. Holder upon the Disposition of a note will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of Disposition. If the notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and a U.S. Holder that uses the accrual method of tax accounting if it so elects, will determine the U.S. dollar values of its adjusted tax basis in the note and the amount realized on the Disposition of a note by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a Disposition of a note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note.

Transactions in Euros

Euros received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value determined using the spot rate of exchange on the date such interest or such proceeds from Disposition are received. The amount of gain or loss recognized on a subsequent sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the Disposition. A U.S. Holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss will generally be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such euros to purchase a note will generally not result in any exchange gain or loss for a U.S. Holder.

Reportable Transactions

Treasury Regulations require the reporting to the IRS of certain foreign currency transactions (such as the receipt or accrual of interest on, or the disposition of, a note or foreign currency received in respect of a note) if such transactions give rise to losses in excess of a certain minimum amount. Each U.S. Holder should consult its tax advisor to determine its reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussions below concerning the Foreign Account Tax Compliance Act, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on the receipt of payments of interest on the notes; provided that such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if required under an applicable treaty, such interest is not attributable to a permanent establishment or fixed base maintained within the United States by the Non-U.S. Holder) and:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•

the Non-U.S. Holder provides its name, address, and certain other information on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person and neither we nor the paying agent (or other withholding agent) have actual knowledge or reason to know that the beneficial owner of the note is a United States person.

Alternatively, a Non-U.S. Holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (generally, by providing an IRS Form W-8ECI). To the extent that such interest is effectively connected with the Non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate).

If a Non-U.S. Holder does not qualify for any of the exemptions described above, the Non-U.S. Holder will generally be subject to U.S. federal withholding tax on payments of stated interest, currently imposed at 30%. Under certain income tax treaties, the U.S. federal withholding rate on payments of interest may be reduced or eliminated, provided the Non-U.S. Holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN-E or W-8BEN). We will not pay additional amounts to Non-U.S. Holders in respect of any amounts withheld.

Disposition

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on a Disposition of a note (other than any amount attributable to accrued but unpaid interest, which will be taxable in the manner described above under “—Payments of Interest”), unless:

•

such gain or income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required under an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Disposition and certain other conditions are met.

If the first exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on interest payable on notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the withholding agent will in turn provide to the United States Department of the Treasury. We will not pay additional amounts to Non-U.S. Holders in respect of any amounts withheld. Each prospective investor should consult its tax advisor regarding the possible implications of these rules on an investment in the notes.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The Proposed Financial Transactions Tax (‘‘FTT’’)

Ten Member States are proposing to implement a financial transaction tax (“FTT”). In its proposed form, the FTT applies to certain transactions in financial instruments involving financial institutions where at least one party to which is located in a participating Member State, or where the financial instrument is issued in a participating Member State. The FTT is currently set to be levied at a minimum rate of 0.1% on all transactions other than derivatives which are to be taxed at a minimum rate of 0.01%. The FTT can be charged on both counterparties, depending on the nature of their activities, their location, and the subject matter of the transaction. The current proposals therefore do impact on certain financial institutions located outside the ten participating Member States, as well as certain financial institutions located outside the European Union.

Any changes to the current framework of the taxation of financial transactions within the European Union, including changes contemplated by the proposed FTT, could apply to certain dealings in the notes. Additionally, the proposed FTT contains certain anti-avoidance rules which may restrict our and a holder of the notes’ ability to mitigate the impact of these charges. It should be noted that a similar tax has already been introduced in France and Italy and other Member States may introduce a similar tax. Participating Member States which implement the FTT, such as France and Italy, are expected to repeal any similar taxes with effect from the implementation of the FTT.

The FTT proposal remains subject to negotiation between the participating Member States and the scope of such tax is uncertain. Such proposal remains subject to change until a final approval and it may therefore be altered prior to any implementation, the timing of which remains unclear. Additional Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

You should consult your own tax advisor regarding the consequences of the FTT that could be associated with subscribing for, purchasing, holding and disposing of the notes.

UNDERWRITING

BNP PARIBAS, Deutsche Bank AG, London Branch and J.P. Morgan Securities plc are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among BlackRock, BlackRock Finance and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from BlackRock, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount
BNP PARIBAS	€
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc

Total	€

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriter may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

To the extent that any underwriters that are not U.S. registered broker-dealers intend to effect any sales of the notes in the United States, they will only do so through one or more U.S. registered broker dealer affiliates in compliance with applicable law.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such prices less concessions not in excess of  % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount on the notes to other dealers not in excess of  % the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to BlackRock.

	Per Note		Total
Public Offering Price(1)		%	€
Underwriting Discount		%	€
Proceeds, before Expenses, to BlackRock		%	€

(1)	Plus accrued interest, if any, from , 2025.

The expenses of the offering, not including the underwriting discount, are estimated at €    and are payable by us.

Price Stabilization and Penalty Bids

In connection with the offering of the notes, the Stabilizing Manager (or persons acting on behalf the Stabilizing Manager) may purchase and sell the notes in the open market. These transactions may include overallotment, syndicate covering transactions and stabilizing transactions. Overallotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. There is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Such stabilization, if begun, must be brought to an end after a limited period. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, they may discontinue them at any time.

The notes are a new issue of securities, and there is currently no established trading market. We intend to apply to list the notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the notes. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Although the underwriters have advised us that certain of them intend to make a market in the notes, they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time without notice in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us. The underwriters have received customary fees and expenses for these services. In particular, certain of the underwriters and/or their affiliates are dealers under BlackRock’s commercial paper program. Certain of the underwriters or their affiliates may own a portion of our outstanding 1.25% Notes due 2025, which may be repaid using a portion of the net proceeds from this offering. In addition, certain of the underwriters and/or their affiliates are lenders under BlackRock’s $5.4 billion revolving credit facility maturing in March 2029.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates hold some of our outstanding 1.25% Notes due 2025, which we may repay using the net proceeds of this offering. See “Use of Proceeds” in this prospectus supplement. In such event, it is possible that one or more of the underwriters or their affiliates could receive 5% or more of the net proceeds of this offering, and, in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). Accordingly, this offering is being made in compliance with FINRA Rule 5121 and no underwriter with a conflict of interest under FINRA Rule 5121 will make sales in this offering to any discretionary account without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering because the notes are “investment grade rated” (as defined in FINRA Rule 5121).

Delayed Settlement

We expect that delivery of the notes will be made to investors on or about the seventh London business day following the date of the pricing of the notes (“T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade notes prior to one business day before delivery may be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Investors who wish to trade the notes prior to one business day before their date of delivery hereunder should consult their advisors.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes:

(a)	a retail investor means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation, and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	a retail investor means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA;

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA, and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement and the accompanying prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Order or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus, or any of their contents.

Each underwriter has represented, warranted and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to BlackRock; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes have not been and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the notes have been or will be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

The notes offered by this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The notes offered by this prospectus supplement have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (meaning any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

Each of the underwriters has acknowledged that this prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act 2001 (2020 Revised Edition) of Singapore (as modified and/or amended from time to time, including by such of its subsidiary legislation as may be applicable at the relevant time) (the “SFA”). Accordingly, each of the underwriters has represented, warranted and undertaken that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not issued, circulated or distributed, nor will it issue, circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, nor may the notes be issued, circulated or distributed, offered, sold or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)

to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA) or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(c)(ii) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

The People’s Republic of China

The underwriters have represented and undertaken that the offer of the notes is not an offer of securities within the meaning of the People’s Republic of China (“PRC”) Securities Law or other pertinent laws and regulations of the PRC and the notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the PRC (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan) (a) by means of any advertisement, invitation, document or activity which is directed at, or the contents of which are likely to be accessed or read by, the public in the PRC, (b) to any person within the PRC, (c) to residents of the PRC, or (d) to any person for re-offering, resale or redelivery to any person within the PRC, except as permitted by the securities laws of the PRC.

This prospectus supplement and the accompanying prospectus, any offering material relating to the notes or any information contained herein or the notes (i) has not been filed with or approved by, verified by or registered with any relevant PRC authorities, thus (ii) may not be circulated in the PRC or used in connection with any offer for the subscription or sale of the notes in the PRC, and (iii) does not constitute an offer to sell or subscribe, or the solicitation of an offer to buy, directly or indirectly, any notes in the PRC to, or for the benefit of, any legal or natural persons in the PRC.

The notes may only be invested in by PRC investors that are authorized to engage in the investment in the notes of the type being offered or sold. Investors in the PRC are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, those which may be required by the People’s Bank of China, the China Securities Regulatory Commission, the State Administration of Foreign Exchange, the China Banking and Insurance Regulatory Commission, and/or other relevant regulatory bodies, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or securities investment regulations.

South Korea

The notes have not been and will not be registered with the Financial Services Commission of the Republic of Korea (“South Korea”) for public offering in South Korea under the Financial Investment Services and Capital Markets Act of Korea and its subordinate decrees and regulations (collectively, the “FSCMA”). The notes may not be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale or re-delivery, directly or indirectly, in South Korea or to, or for the account or benefit of, any resident of South Korea (as defined in the Foreign Exchange Transaction Law of Korea and the subordinate decrees and regulations thereunder (collectively, the “FETL”)) except pursuant to the applicable laws and regulations of South Korea, including the FSCMA and the FETL. Furthermore, the notes may not be resold to South Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with their purchase of the notes.

Each agent has represented and agreed that it has not offered, sold or delivered the notes, directly or indirectly, or offered or sold the notes to any person for re-offering or resale or re-delivery, directly or indirectly, in South Korea or to, or for the account or benefit of, any resident of South Korea and will not offer, sell or deliver the notes, directly or indirectly, or offer or sell the notes to any person for re-offering or resale or re-delivery, directly or indirectly, in South Korea or to any resident of South Korea, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FSCMA, the FETL and other relevant laws and regulations of South Korea.

Taiwan

The notes have not been and will not be registered, filed with, or approved by the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority or agency of Taiwan pursuant to relevant securities laws and regulations of Taiwan. The notes have not been and will not be issued, offered or sold, directly or indirectly, in Taiwan to investors other than “professional investors” as defined under Article 4 of the Financial Consumer Protection Act of Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan, or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan, unless otherwise permitted by the laws and regulations of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan, unless otherwise permitted by laws and regulations of Taiwan.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA or Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE NOTES

The validity of the notes and the note guarantee will be passed upon for BlackRock by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and will be passed upon for the underwriters by Cleary Gottlieb Steen  & Hamilton LLP, New York, New York.

EXPERTS

The financial statements of BlackRock as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement by reference to BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of BlackRock’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

BlackRock is subject to the reporting requirements of the Exchange Act, under which BlackRock files annual, quarterly and special reports, proxy statements and other information with the SEC. BlackRock makes available through its website at https://www.blackrock.com, BlackRock’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. The information provided on BlackRock’s website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference. BlackRock’s SEC filings are also available to the public on the SEC’s website at https://www.sec.gov.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings BlackRock makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus supplement from the date of filing (excluding any information furnished, rather than filed), until all of the notes to which this prospectus supplement relates have been distributed or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement.

This prospectus supplement incorporates by reference the documents listed below:

•	BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2024;

•	BlackRock’s Current Reports on Form 8-K filed with the SEC on January 15, 2025 (only with respect to item 5.02), February 14, 2025 and March 3, 2025; and

•

portions of the definitive Proxy Statement on Schedule 14A filed by BlackRock Finance, predecessor registrant to BlackRock, with the SEC on April 4, 2024 (excluding any portions that were not incorporated by reference into Part III of BlackRock Finance’s Annual Report on Form 10-K for the year ended December 31, 2023).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents by writing to:

BlackRock, Inc.

50 Hudson Yards

New York, New York 10001

Tel.: (212) 810-5800

Attention: Corporate Secretary

No person is authorized to give any information or represent anything not contained in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement. We are only offering the notes in places where sales of the notes are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement, as well as information incorporated by reference herein, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may change after that date.

Prospectus

BlackRock, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Subscription Rights

BlackRock Finance, Inc.

Guarantees

BlackRock, Inc. (“BlackRock”) may offer from time to time to sell (i) unsecured senior or subordinated debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock or common stock or (v) subscription rights to purchase debt securities, preferred stock or common stock. BlackRock Finance, Inc., a direct wholly owned subsidiary of BlackRock (“BlackRock Finance”), may offer from time to time to sell guarantees of debt securities issued by BlackRock.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling stockholders to be named in a prospectus supplement may offer shares of BlackRock’s common stock from time to time.

To the extent that any selling stockholder resells any BlackRock securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

The common stock of BlackRock is listed on the New York Stock Exchange under the symbol “BLK.” If we decide to seek a listing of any securities offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 50 Hudson Yards, New York, New York 10001. Our telephone number is (212) 810-5800.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, BlackRock, BlackRock Finance and/or the selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities BlackRock, BlackRock Finance and/or the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 6.

As used in this prospectus, “BlackRock,” “the Company,” “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, including BlackRock Finance, Inc., and “our board of directors” refers to the board of directors of BlackRock, Inc., except where the context otherwise requires or as otherwise clearly indicated. References in this prospectus to “BlackRock Finance” refer to BlackRock Finance, Inc.

BLACKROCK, INC.

BlackRock, Inc. (NYSE: BLK) is a leading publicly traded investment management firm with $11.6 trillion of assets under management (“AUM”) at December 31, 2024. With approximately 21,100 employees in more than 30 countries who serve clients in over 100 countries across the globe, BlackRock provides a broad range of investment management and technology services to institutional and retail clients worldwide.

BlackRock’s diverse platform of alpha-seeking active, private markets, index and cash management investment strategies across asset classes enables the Company to offer choice and tailor investment and asset allocation solutions for clients. Product offerings include single- and multi-asset portfolios investing in equities, fixed income, private markets, liquid alternatives and money market instruments. Products are offered directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), separate accounts, collective trust funds and other pooled investment vehicles. BlackRock also offers technology services, including the investment and risk management technology platform, Aladdin®, Aladdin WealthTM, eFront®, and Cachematrix®, as well as advisory services and solutions to a broad base of institutional and wealth management clients. BlackRock is highly regulated and manages its clients’ assets as a fiduciary. BlackRock does not engage in proprietary trading activities that could conflict with the interests of its clients.

BlackRock serves a diverse mix of institutional and retail clients across the globe. Clients include tax-exempt institutions, such as defined benefit and defined contribution pension plans, charities, foundations and endowments; official institutions, such as central banks, sovereign wealth funds, supranationals and other government entities; taxable institutions, including insurance companies, financial institutions, corporations and third-party fund sponsors, and retail intermediaries.

BlackRock maintains a significant global sales and marketing presence that is focused on establishing and maintaining retail and institutional investment management and technology service relationships by marketing its services to investors directly and through third-party distribution relationships, including financial professionals and pension consultants.

BlackRock is a Delaware corporation and was incorporated under the laws of the State of Delaware on January 8, 2024. BlackRock’s principal executive office is located at 50 Hudson Yards, New York, New York 10001. The registered office of BlackRock is located at 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. BlackRock’s telephone number is (212) 810-5800.

BLACKROCK FINANCE, INC.

On October 1, 2024, we completed the acquisition of 100% of the issued and outstanding limited liability company interests of Global Infrastructure Management, LLC (“GIP” or the “GIP Transaction”). As a result of the closing of the GIP Transaction, (1) BlackRock, Inc. (formerly known as BlackRock Funding, Inc. (“New BlackRock”) became the ultimate parent company of BlackRock Finance, Inc. (formerly known as BlackRock, Inc.) (“Old BlackRock”), GIP and their respective subsidiaries and (2) each share of common stock, $0.01 par value, of Old BlackRock issued and outstanding immediately prior to the closing of the GIP Transaction was converted automatically into one share of common stock, $0.01 par value, of New BlackRock. New BlackRock also changed its name from “BlackRock Funding, Inc.” to “BlackRock, Inc.” and Old BlackRock changed its name from “BlackRock, Inc.” to “BlackRock Finance, Inc.” In addition, New BlackRock became the publicly listed company and retained the ticker symbol “BLK”.

RISK FACTORS

You should consider the specific risks described in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2024, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in BlackRock’s other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including BlackRock’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and may contain information that is not purely historical in nature. Such information may include, among other things, projections and forecasts. There is no guarantee that any forecasts made will come to pass. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

BlackRock has previously disclosed risk factors in its SEC reports. These risk factors and those identified elsewhere in this prospectus, including in any accompanying prospectus supplement, among others, could cause actual results to differ materially from forward-looking statements or historical performance and include: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of AUM; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) BlackRock’s ability to develop new products and services that address client preferences; (5) the impact of increased competition; (6) the impact of recent or future acquisitions or divestitures, including the planned acquisition of HPS Investment Partners (“HPS” or the “HPS Transaction”) and the GIP Transaction and the acquisition of Preqin Holdings Limited (together with the HPS Transaction and the GIP Transaction, the “Transactions”); (7) BlackRock’s ability to integrate acquired businesses successfully, including the Transactions; (8) risks related to the HPS Transaction, including delays in the expected closing date of the HPS Transaction, the possibility that the HPS Transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that expected synergies and value creation from the Transactions will not be realized, or will not be realized within the expected time period; and the risk of impacts to business and operational relationships related to disruptions from the Transactions; (9) the unfavorable resolution of legal proceedings; (10) the extent and timing of any share repurchases; (11) the impact, extent and timing of technological changes and the adequacy of intellectual property, data, information and cybersecurity protection; (12) the failure to effectively manage the development and use of artificial intelligence; (13) attempts to circumvent BlackRock’s operational control environment or the potential for human error in connection with BlackRock’s operational systems; (14) the impact of legislative and regulatory actions and reforms, regulatory, supervisory or enforcement actions of government agencies and governmental scrutiny relating to BlackRock; (15) changes in law and policy and uncertainty pending any such changes; (16) any failure to effectively manage conflicts of interest; (17) damage to BlackRock’s reputation; (18) increasing focus from stakeholders regarding environmental and social-related matters; (19) geopolitical unrest, terrorist activities, civil or international hostilities, and other events outside BlackRock’s control, including wars, natural disasters and health crises, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (20) climate-related risks to BlackRock’s business, products, operations and clients; (21) the ability to attract, train and retain highly qualified professionals; (22) fluctuations in the carrying value of BlackRock’s economic investments; (23) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products, which could affect the value proposition to clients and, generally, the tax position of BlackRock; (24) BlackRock’s success in negotiating distribution arrangements and maintaining distribution channels for its products; (25) the failure by key third-party providers to fulfill their obligations to

BlackRock; (26) operational, technological and regulatory risks associated with BlackRock’s major technology partnerships; (27) any disruption to the operations of third parties whose functions are integral to BlackRock’s ETF platform; (28) the impact of BlackRock electing to provide support to its products from time to time and any potential liabilities related to securities lending or other indemnification obligations; and (29) the impact of problems, instability or failure of other financial institutions or the failure or negative performance of products offered by other financial institutions.

You should carefully read the risk factors described in “Risk Factors” in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

BlackRock is subject to the reporting requirements of the Exchange Act, under which BlackRock files annual, quarterly and special reports, proxy statements and other information with the SEC. BlackRock makes available through its website at https://www.blackrock.com, BlackRock’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. The information provided on BlackRock’s website is not part of this prospectus and, therefore, is not incorporated herein by reference. BlackRock’s SEC filings are also available to the public on the SEC’s website at https://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings BlackRock makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025;

•	BlackRock’s Current Reports on Form 8-K filed with the SEC on January 15, 2025 (only with respect to item 5.02), February 14, 2025 and March 3, 2025;

•

portions of the definitive Proxy Statement on Schedule 14A filed by BlackRock Finance, predecessor registrant to BlackRock, with the SEC on April 4, 2024 (excluding any portions that were not incorporated by reference into Part III of BlackRock Finance’s Annual Report on Form 10-K for the year ended December 31, 2023); and

•

the description of BlackRock’s common stock contained in Exhibit 4.20 to the Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025, and including any amendments or reports filed for the purpose of updating such description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

BlackRock, Inc.

50 Hudson Yards

New York, New York 10001

Tel.: (212) 810-5800

Attention: Corporate Secretary

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe such purpose in the related prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling stockholder.

DESCRIPTION OF DEBT SECURITIES

In this “Description of Debt Securities.” section, references to “BlackRock” refer to BlackRock, Inc. and its successors, as the issuer of debt securities that may be offered hereunder. References to the “BlackRock Finance” refer to BlackRock Finance, Inc. and its successors.

BlackRock may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security. BlackRock Finance may, from time to time, fully and unconditionally guarantee the debt securities of BlackRock. See “—Guarantee of Debt Securities.”

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, BlackRock’s debt securities will be issued in one or more series under the indenture (the “indenture”) to be entered into by BlackRock, BlackRock Finance and The Bank of New York Mellon, as trustee. A form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, and any supplemental indenture will be filed as an exhibit to a document incorporated by reference herein, in connection with the issuance of any new series of debt securities offered and sold hereunder. In this “Description of Debt Securities” section, we refer to the indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an “indenture.” We urge you to read the indenture and relevant supplemental indentures because these documents, and not the summary below, will define your rights as a holder of debt securities. Capitalized terms used in the summary will have the meanings specified in the indenture. The terms of the debt securities will include those that will be set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in BlackRock’s debt securities. The indenture will be governed by the laws of the State of New York.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that BlackRock may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including maximum consecutive periods during which interest payment periods may be extended;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors (including BlackRock Finance), if any, of the debt securities;

•

the application, if any, of the terms of the indenture relating to discharge, defeasance and covenant defeasance (which terms are described below) to the debt securities or any modification of such terms;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for any securities or property of any person (including BlackRock or BlackRock Finance);

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which BlackRock or the holders of the debt securities can select the payment currency;

•	BlackRock’s obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

BlackRock may issue the debt securities in one or more series with the same or various maturities, at par or at a premium or with original issue discount. Unless we inform you otherwise in a prospectus supplement, BlackRock may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantee of Debt Securities

To the extent specified in an accompanying prospectus supplement, BlackRock Finance may provide a full and unconditional guarantee of any debt securities issued by BlackRock (in each case, a “Guarantee”) pursuant to the indenture. Where BlackRock Finance has provided a Guarantee, if BlackRock defaults in the payment of the principal of, or premium, if any, or interest on, such debt securities when and as the same shall become due, whether upon maturity, acceleration, or otherwise, or any other amounts owed under the indenture, without the necessity of action by the trustee or any holder of such debt securities, BlackRock Finance shall be required promptly and fully to make such payment.

Upon the occurrence of the below events, any such Guarantee will be automatically and unconditionally released and discharged, BlackRock Finance will be released from all obligations under the indenture in its capacity as guarantor, and no further action of BlackRock, BlackRock Finance or the trustee will be required for the release of the Guarantee:

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upon any sale, exchange or transfer (by merger, amalgamation, consolidation, business combination or otherwise) of (x) the capital stock of BlackRock Finance, after which BlackRock Finance is no longer a subsidiary of BlackRock or (y) all or substantially all the assets of BlackRock Finance (other than a sale, exchange or transfer to BlackRock or a subsidiary of BlackRock), in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the indenture to the extent required to be satisfied as of the date of the transaction;

•

upon BlackRock or BlackRock Finance consolidating with, merging into or transferring all of its properties or assets to BlackRock Finance or BlackRock, as applicable, and as a result of, or in connection with, such transaction BlackRock or BlackRock Finance, as applicable, dissolves or otherwise ceases to exist;

•

upon the exercise by BlackRock of its defeasance option, or the discharge of BlackRock’s and BlackRock Finance’s obligations under the indenture, in each case, as described under the heading “—Discharge, Defeasance and Covenant Defeasance” (provided that the Guarantee shall only be released with respect to the series of notes that have been defeased or discharged); or

•	if the aggregate principal amount of all of the outstanding BlackRock Finance Notes (as defined herein) at any time is less than $1.0 billion.

“BlackRock Finance Notes” means as of any time of determination, the (i) 1.250% Notes due 2025, (ii) 3.200% Notes due 2027, (iii) 3.250% Notes due 2029, (iv) 2.400% Notes due 2030, (v) 1.900% Notes due 2031, (vi) 2.10% Notes due 2032 and (vii) the 4.750% Notes due 2033, in each case, previously issued by BlackRock Finance, and outstanding as of such time. BlackRock currently guarantees the BlackRock Finance Notes.

BlackRock Finance currently guarantees BlackRock’s (i) 4.60% Notes due 2027, (ii) 4.70% Notes due 2029, (iii) 5.00% Notes due 2034, (iv) 4.90% Notes due 2035, (v) 5.25% Notes due 2054 and (vi) 5.35% Notes due 2055.

Consolidation, Merger, Sale of Assets and Other Transactions

Neither BlackRock nor BlackRock Finance may consolidate with or merge into another person or convey, transfer or lease their respective properties and assets substantially as an entirety to any other person (other than a direct or indirect wholly owned subsidiary of BlackRock or BlackRock Finance), and neither BlackRock nor BlackRock Finance may permit any person (other than a direct or indirect wholly owned subsidiary of BlackRock or BlackRock Finance) consolidate with or merge into BlackRock or BlackRock Finance or convey, transfer or lease its properties substantially as an entirety to BlackRock or BlackRock Finance, as the case may be, unless:

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BlackRock or BlackRock Finance, as the case may be, is the surviving corporation or the corporation, partnership or trust formed by or surviving such merger or consolidation or to which such conveyance, transfer or lease has been made, if other than BlackRock or BlackRock Finance, as the case may be, is organized under the laws of the United States, any state of the United States or the District of Columbia and has expressly assumed by supplemental indenture all of BlackRock’s or BlackRock Finance’s, as the case may be, obligations under the indenture;

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immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of BlackRock, BlackRock Finance or any subsidiary of BlackRock or BlackRock Finance, as the case may be, as a result of such transaction as having been incurred by BlackRock, BlackRock Finance or such subsidiary of BlackRock or BlackRock Finance, as the case may be, at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

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BlackRock or BlackRock Finance, as the case may be, delivers to the trustee an officer’s certificate stating that such consolidation, merger, conveyance, transfer or lease comply with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with and, if a supplemental indenture is required in connection with such transaction, an officer’s certificate and an opinion of counsel stating that such supplemental indenture complies with the indenture.

Modification of Indenture

Under the indenture, BlackRock and the trustee may supplement the indenture for certain purposes which would not adversely affect the interests of the holders of debt securities of a series in any material respect without the consent of those holders. Under the indenture, the rights of the holders may be modified through a supplemental indenture if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification (voting as one class) consent to it; provided that any such supplemental indenture that releases (other than in accordance with the terms of the indenture or any series of debt securities) the Guarantee shall require the consent of the holders of at least 66 2⁄3% in aggregate principal amount of the debt securities of each series affected by such supplemental indenture. However, no modification of the maturity date, principal or interest payment terms or premium payable on redemption, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights, no modification reducing the percentage required for any such supplemental indenture or the percentage required for the waiver of compliance with certain provisions of the indenture or certain defaults and no modification of the foregoing provisions or any other provisions relating to the waiver of past defaults or the waiver of certain covenants, is effective against any holder without its consent.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indenture with respect to each series of debt securities:

•	BlackRock’s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

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BlackRock’s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise (in the case of technical or administrative difficulties, only if such default persists for a period of five days);

•	BlackRock’s failure to deposit of any sinking fund payment, when and as due by the terms of a Security of that series which failure shall have continued for 60 days;

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BlackRock’s or BlackRock Finance’s failure to observe or perform any other of BlackRock’s or BlackRock Finance’s covenants or agreements with respect to such debt securities for 90 days after BlackRock receives notice of such failure (subject to extension in certain circumstances);

•	certain events of bankruptcy, insolvency or reorganization of either BlackRock or BlackRock Finance;

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(a) the Guarantee ceases to be in full force and effect, other than in accordance with the terms of the indenture or the applicable series of debt securities or (b) BlackRock Finance or its successor person denies or disaffirms in writing its obligations under its Guarantee, other than in accordance with the terms thereof or upon release of the Guarantee in accordance with the indenture or the applicable series of debt securities; and

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under the indenture shall occur and be continuing, the trustee or the holders of at least 33% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under the indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under the indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the indenture or result in the incurrence of liability by the trustee and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under the indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the indenture, (ii) the holders of at least 33% in aggregate principal amount of the debt securities of that series then outstanding under the indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

BlackRock is required to furnish annually to the trustee statements as to BlackRock’s compliance with all conditions and covenants under the indenture.

Payment and Transfer and Exchange

BlackRock will pay principal, interest and any premium on fully registered securities at the place or places designated by BlackRock for such purposes. BlackRock will make payment to the persons in whose names the debt securities are registered on the close of business on the record date for such interest. Any other payments will be made as set forth in the applicable prospectus supplement.

Holders may transfer or exchange fully registered securities at any office or agency maintained by BlackRock for such purposes, without the payment of any service charge except for any tax or governmental charge BlackRock is required to pay in connection with a transfer or exchange.

Upon surrender for registration of transfer of any security of any series in accordance with the terms of the indenture, BlackRock shall execute, and the trustee shall authenticate and deliver or make available for delivery, in the name of the designated transferee or transferees, one or more new securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount.

If the securities of any series are to be redeemed, BlackRock is not required to:

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register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day BlackRock transmits a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Discharge, Defeasance and Covenant Defeasance

BlackRock may discharge or defease BlackRock’s and BlackRock Finance’s, as the case may be, obligations under the indenture (and the related Guarantee) as set forth below, unless otherwise indicated in the applicable prospectus supplement.

BlackRock may discharge certain obligations to holders of any series of debt securities issued under the indenture that have not already been delivered to the trustee for cancellation or which have either become due and payable or by their terms will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the trustee money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities for principal (and premium, if any) and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and BlackRock has paid all other sums payable under the applicable indenture.

BlackRock may elect either (i) to defease and be discharged from any and all obligations of BlackRock and BlackRock Finance with respect to the debt securities of or within any series and any related obligations under the Guarantee (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from BlackRock’s and BlackRock Finance’s obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, BlackRock must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

BlackRock may exercise its defeasance option with respect to such debt securities notwithstanding BlackRock’s prior exercise of its covenant defeasance option.

Conversion or Exchange Rights

The applicable prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities or property of another person. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at BlackRock’s option. These provisions may allow or require the number or amount of securities to be received by the holders of such series of debt securities to be adjusted.

Concerning the Trustee

The trustee, The Bank of New York Mellon, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF BLACKROCK’S CAPITAL STOCK

The following description of certain terms of BlackRock’s capital stock does not purport to be complete and is qualified in its entirety by reference to BlackRock’s restated certificate of incorporation and BlackRock’s amended and restated bylaws. For more information on how you can obtain BlackRock’s restated certificate of incorporation and amended and restated bylaws, see “Where You Can Find More Information” on page 6. We urge you to read BlackRock’s restated certificate of incorporation and amended and restated bylaws in their entirety.

General

BlackRock’s restated certificate of incorporation provides that BlackRock is authorized to issue 1 billion shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.01 per share and 500,000,000 shares of preferred stock, par value $0.01 per share.

As of January 31, 2025, BlackRock had 155,253,443 shares of common stock outstanding, and no shares of preferred stock issued and outstanding.

Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to BlackRock’s restated certificate of incorporation and the certificate of designations that relates to the particular series of preferred stock, which has been or will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain BlackRock’s restated certificate of incorporation and any applicable certificate of designations, see “Where You Can Find More Information” on page 6. We urge you to read BlackRock’s restated certificate of incorporation and any applicable certificate of designations in their entirety.

General. The board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in such class or series, and to fix the designations, voting powers (if any), privileges, preferences and relative participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

•	the designation of the class or series, which may be by distinguishing number, letter or title;

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the number of shares of the class or series, which number the board of directors may thereafter (except where otherwise provided) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

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the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends are payable, the form of payment thereof (whether cash, BlackRock’s securities, securities of another person or other assets) and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

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whether dividends, if any, shall be cumulative or non-cumulative and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series cumulates;

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if the shares of such class or series may be redeemed by BlackRock, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including BlackRock’s securities or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at BlackRock’s option or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including BlackRock’s obligation, if any, to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;

•	the amount payable out of BlackRock’s assets to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of BlackRock’s affairs;

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provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holder thereof or at BlackRock’s option or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of BlackRock’s capital stock or into any other security of BlackRock’s, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which each conversion or exchange may be made;

•	restrictions on the issuance of shares of the same class or series or of any other class or series of BlackRock’s capital stock, if any; and

•	the voting rights and powers, if any, of the holders of shares of the class or series.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the applicable prospectus supplement, if any, relating to a series of preferred stock, all shares of preferred stock are of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Redemption. BlackRock will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause BlackRock to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of BlackRock’s capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Miscellaneous. The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with the applicable prospectus, do not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of BlackRock’s. When issued, the preferred stock is fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock became effective after the date of the applicable prospectus but on or before issuance of the related series of preferred stock.

Common Stock

The following description of certain rights of BlackRock’s common stock does not purport to be complete and is qualified in its entirety by reference to BlackRock’s restated certificate of incorporation and BlackRock’s amended and restated bylaws.

Voting Rights. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

Dividends and Liquidation Rights. Subject to the preferential rights of any outstanding series of preferred stock created by BlackRock’s board of directors from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by BlackRock’s board of directors from funds available therefor, and, upon liquidation, holders of common stock are entitled to share pro rata in any distribution of BlackRock’s assets after payment, or providing for the payment of, BlackRock’s liabilities.

Miscellaneous. The outstanding shares of BlackRock’s common stock, offered pursuant to the registration statement of which this prospectus forms a part, upon issuance and payment therefor will be, fully paid and nonassessable. BlackRock’s common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

Listing. BlackRock’s common stock is listed on the New York Stock Exchange under the ticker symbol “BLK.”

The transfer agent and registrar for BlackRock’s common stock is Computershare Investor Services, 480 Washington Boulevard, Jersey City, New Jersey 07310-1900, telephone (800) 903-8567.

Anti-Takeover Considerations

The Delaware General Corporation Law, BlackRock’s restated certificate of incorporation and BlackRock’s amended and restated bylaws contain provisions which could serve to discourage or to make more difficult a change in control of BlackRock without the support of BlackRock’s board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to certain business combinations or to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Stockholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such shares are converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation’s stockholders were not required to approve the merger.

Stockholder Action

Delaware law provides that, unless otherwise stated in BlackRock’s restated certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. BlackRock’s restated certificate of incorporation provides that stockholders may take action by written consent if such action has been approved in advance by the majority vote of BlackRock’s board of directors.

Meetings of Stockholders

BlackRock’s restated certificate of incorporation provides that special meetings of the stockholders may be called at any time by the chairman of the board of directors, the president, a majority of the board of directors, any committee of the board of directors that has the power to call such meetings, or the chairman of the board of directors, the president or the corporate secretary upon a written request of one or more record holders of shares of BlackRock’s stock representing ownership of not less than 15 percent of the voting power of all outstanding shares of BlackRock’s stock, which request complies with the procedures for calling a special meeting of stockholders as set forth in BlackRock’s amended and restated bylaws, as they may be further amended from time to time.

Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. BlackRock’s restated certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

BlackRock’s restated certificate of incorporation provides that any or all of the directors may be removed, with or without cause, by the holders of a majority of the votes of capital stock then entitled to vote in the election of directors at a meeting of stockholders called for that purpose.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

BlackRock’s amended and restated bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders if the vacancy resulted from the action of stockholders.

No Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future.

Board Term

BlackRock’s directors are elected annually for terms of one year.

DESCRIPTION OF WARRANTS OF BLACKROCK

BlackRock may issue warrants to purchase debt securities, preferred stock or common stock. BlackRock will issue warrants under one or more warrant agreements between BlackRock and a warrant agent that BlackRock will name in the prospectus supplement.

The prospectus supplement relating to any warrants BlackRock offers will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, preferred stock or common stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS OF BLACKROCK

BlackRock may issue subscription rights to purchase debt securities, preferred stock or common stock. These subscription rights may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, BlackRock may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock or common stock upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock or common stock which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights BlackRock offers will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 6. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from BlackRock, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with BlackRock, or BlackRock otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of BlackRock’s securities, as well as their transferees, pledges, donees or successors, all of whom BlackRock refers to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of BlackRock’s common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with BlackRock during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of BlackRock, Inc. incorporated by reference in this prospectus, and the effectiveness of BlackRock, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

€      % Notes due 2035

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS

Deutsche Bank

J.P. Morgan

March    , 2025